EXHIBIT 99.1

Immucor Announces Fiscal Fourth Quarter Results

NORCROSS, Ga., July 22, 2010 (GLOBE NEWSWIRE) -- Immucor, Inc. (Nasdaq:BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for its fiscal 2010 fourth quarter ended May 31, 2010.

Highlights

  Revenue for the fourth quarter of fiscal 2010 was $82.9 million, up 5% from $79.0 million in the prior year quarter.
  Gross margin was 72.6% in the quarter compared with 69.9% in the prior year quarter. Gross margin in the prior year quarter included approximately $1.8 million of expenses related to the Company's Quality Process Improvement Project, which was completed in the third quarter of fiscal 2010.
  Diluted earnings per share totaled $0.30 in the quarter compared with $0.27 for the same period last year.
  Cash flow from operations for the year ended May 31, 2010 was $84.8 million compared with $79.8 million in the prior year.
  Worldwide instrument orders for fiscal year 2010 were 248 Echo® orders, 56 Galileo® orders and 29 NEO™ orders. NEO is the Company's new high volume instrument that is currently in the process of being launched worldwide.

Full Year Fiscal 2010 Financial Results

For fiscal 2010, revenue was $329.1 million, up 9% compared with $300.5 million in the prior year. Gross margin was 71.0%, down from 71.9% in the prior year. Current year gross margins included approximately $5.9 million of expenses related to the Company's Quality Process Improvement Project compared with $2.4 million in the prior year. Net income was $82.6 million, or $1.17 per diluted share, compared with $76.2 million, or $1.07 per diluted share in the prior year period.

"During the past year, we achieved important milestones including the launch of our fourth generation automated instrument, NEO, and the CE Mark of our principal molecular products," stated Dr. Gioacchino De Chirico, Immucor's President and Chief Executive Officer. "From a financial perspective, we had a strong performance in fiscal 2010 with revenue and earnings per share both growing 9% year over year while generating significant operating cash flow."

Selected Product Revenue and Gross Margin
($ amounts in thousands)
	Fiscal Q4 2010		Fiscal Q4 2009		Revenue Variance
	Revenue	Gross Margin	Revenue	Gross Margin	$	%
Traditional reagents	$ 51,120	81.0%	$ 52,149	75.3%	$(1,029)	(2)%
Capture reagents	20,614	80.9%	17,057	84.1%	3,557	21%
Instruments	10,086	20.0%	9,058	18.0%	1,028	11%

Consolidated revenue was $82.9 million in the current year quarter, an increase of approximately $3.9 million or 5% over the fourth quarter of fiscal 2009. Revenue in the quarter benefited by approximately $0.8 million from fluctuations in foreign currency exchange rates as compared with the prior year quarter.

Consolidated gross margin was $60.2 million, or 72.6% of revenue, in the current year quarter compared with $55.2 million, or 69.9% of revenue, in the prior year quarter. The prior year quarter was negatively impacted by costs related to the Company's Quality Process Improvement Project of approximately $1.8 million. The Project was completed in the third quarter of fiscal 2010.

Operating Expenses

Operating expenses in the fourth quarter of fiscal 2010 increased by approximately $3.7 million, or 14%, over the prior year quarter. The increase was primarily attributable to higher research and development costs as well as costs related to staff reductions and retirements in the current year quarter.

Summary of Instrument Orders

For the fourth quarter of fiscal 2010, the Company generated 60 Echo orders, 2 Galileo orders and 18 NEO orders. For full year fiscal 2010, the Company generated 248 Echo orders and 85 high volume instrument orders, consisting of 56 Galileo orders and 29 NEO orders.

"We believe the positive customer reaction and strong order volume for NEO since its European launch illustrates the attractiveness of this high volume instrument in the market," stated Dr. De Chirico. "With more than 12 years experience bringing innovative automation to the blood bank, NEO is just the latest example of Immucor delivering on our commitment to improve blood bank operations and patient safety."

As of May 31, 2010, the Company had an instrument backlog of 179 Echos and 43 Galileos and NEOs. This backlog represents orders where either the instruments have not been installed or the customer validation process has not been completed so the instruments were not generating recurring revenue at the expected annualized run rate at the end of the fiscal fourth quarter.

Fiscal 2011 Financial Guidance

The Company continues to expect fiscal 2011 consolidated revenue in the range of $345 million to $355 million, fiscal 2011 consolidated gross margins in the range of 70.5% to 71.5%, and fiscal 2011 diluted earnings per share in the range of $1.23 to $1.29.

Conference Call

Immucor, Inc. will host a conference call Friday, July 23, 2010 at 8:30 AM (Eastern Time) to review these results. To participate in the telephone conference call, dial 1-888-324-9321 (Passcode: BLUD). The Company will also provide a live audio broadcast of the call via webcast. The webcast can be accessed at www.immucor.com in the "Investor Relations" section. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Immucor's website for approximately 60 days. Additionally, a replay of the call will be available for one week beginning at noon on July 23rd by dialing 1-888-568-0051 (Passcode: 7513).

About Immucor

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

Safe Harbor Statement

This press release contains statements that are "forward-looking statements" as that term is defined under federal securities laws. Forward-looking statements contained in this press release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: fiscal 2011 revenue projections, gross margin projections and fully diluted earnings per share projections. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. In addition, results for one fiscal quarter are not necessarily indicative of results for any future period. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include, but are not limited to: the outcome of the administrative action ("notice of intent to revoke our biological license") received from the Food and Drug Administration ("FDA"); customer reaction to the FDA action and the subsequent impact on the business; lower than expected demand for the Company's instruments, including the new NEO; the decision of customers to defer capital spending; the strengthening of the U.S. Dollar versus any of the functional currencies in which the Company operates and its adverse impact on reported results;  the unexpected change in the mix of instruments being purchased instead of acquired through other means, which could significantly change costs recognized in the period; the failure of customers to efficiently integrate the Company's instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in the United States; unanticipated operational problems that result in non-compliance with FDA regulations; the failure to effectively integrate BioArray operations into the Company's overall operations; product development obstacles including obstacles related to the development of the next generation automated instrument for the molecular immunohematology products; regulatory obstacles including obstacles in securing regulatory approval of the NEO as well as the molecular immunohematology products; the inability to hire and retain, and the unexpected loss of, key managers; changes in interest rates; the inability of the Company's Japanese and French subsidiaries as well as our molecular immunohematology operations to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown, including the ongoing investigations by the Department of Justice and the Federal Trade Commission, and the related customer and shareholder lawsuits; the Company's inability to protect its intellectual property, particularly as to the molecular immunohematology products, or its infringement of the intellectual property of others; lower than expected market acceptance of the molecular immunohematology products; the unexpected application of different accounting rules; general economic conditions; and adverse developments with respect to the operation or performance of the Company, its products and its affiliates or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can be found in the Company's Risk Factor disclosures in its Form 10-K for the year ended May 31, 2010. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands except per share data)
	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2010	2009	2010	2009
NET SALES	$82,933	$79,041	$329,073	$300,547
COST OF SALES	22,751	23,802	95,349	84,536
GROSS PROFIT	60,182	55,239	233,724	216,011

OPERATING EXPENSES
Research and development	4,307	3,144	15,437	10,698
Selling and marketing	9,378	9,689	36,995	38,315
Distribution	4,026	3,383	14,831	13,708
General and administrative	10,934	8,777	36,841	32,593
Amortization expense	1,073	1,073	4,278	3,739
Total operating expenses	29,718	26,066	108,382	99,053

INCOME FROM OPERATIONS	30,464	29,173	125,342	116,958

NON-OPERATING INCOME (EXPENSE)
Interest income	114	149	454	1,957
Interest expense	(4)	(5)	(33)	(250)
Other, net	(12)	281	(551)	(1,684)
Total non-operating income (expense)	98	425	(130)	23

INCOME BEFORE INCOME TAXES	30,562	29,598	125,212	116,981
PROVISION FOR INCOME TAXES	9,075	10,166	42,629	40,798
NET INCOME	$21,487	$19,432	$82,583	$76,183

Earnings per share:
Per common share - basic	$0.31	$0.28	$1.18	$1.08
Per common share - diluted	$0.30	$0.27	$1.17	$1.07
Weighted average shares outstanding:
Basic	69,888	70,447	70,062	70,382
Diluted	70,569	71,055	70,646	71,168

NOTE: Certain prior year operating expenses have been reclassified to conform to current year presentation.

IMMUCOR, INC. AND SUBSIDIARIES
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET ITEMS
(Unaudited, in thousands)
	May 31,	May 31,
	2010	2009

Cash	$202,649	$136,461
Accounts receivable – trade, net	59,578	57,017
Inventories	35,730	38,256
Total current assets	317,596	244,850
Property and equipment, net	49,169	43,461
Total assets	519,834	451,340

Accounts payable	7,973	9,344
Deferred revenue, current portion	8,994	11,222
Total current liabilities	46,657	52,288
Deferred revenue, long-term portion	7,687	10,871
Other long-term liabilities	9,367	3,603
Shareholders' equity	456,123	384,578

IMMUCOR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)
	Year Ended
	May 31,	May 31,
	2010	2009
OPERATING ACTIVITIES:
Net income	$82,583	$76,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,569	13,306
Share-based compensation expense	5,946	5,904
Deferred income taxes	4,994	5
Excess tax (benefit) shortfall from share-based compensation	183	(3,253)
Other	899	1,200
Changes in operating assets and liabilities, net of effects from acquired companies	(26,423)	(13,523)
Cash provided by operating activities	84,751	79,822

INVESTING ACTIVITIES:
Purchases of property and equipment	(6,304)	(8,602)
Acquisition of businesses, net of cash acquired	--	(107,954)
Cash used in investing activities	(6,304)	(116,556)

FINANCING ACTIVITIES:
Repayments of long-term debt and liabilities	--	(206)
Repurchase of common stock	(11,910)	(7,621)
Proceeds from exercise of stock options	336	3,178
Excess tax benefit (shortfall) from share-based compensation	(183)	3,253
Cash used in financing activities	(11,757)	(1,396)

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(502)	(465)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	66,188	(38,595)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	136,461	175,056
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$202,649	$136,461

Supplemental Information - Non-Cash Investing and Financing Activities:
Movement from inventory to property and equipment of instruments placed on rental agreements	$13,733	$6,707
CONTACT:  Immucor, Inc.
          Michele Howard
          770-441-2051